STOCK PURCHASE AGREEMENT

among

John C. Nicholas,

Rotating Machinery Technology, Inc.

and

Lufkin Industries, Inc.

July 1, 2009

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	Defined Terms
1.2	References, Construction and Titles
ARTICLE 2 PURCHASE AND SALE
2.1	Agreement to Sell and to Purchase
2.2	Consideration
2.3	Deliveries at Closing
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
3.1	Authority; Authorization; Enforceability
3.2	No Conflicts or Violations
3.3	Consents and Approvals
3.4	Title to Interests
3.5	Liability for Fees
3.6	Status
3.7	Retained Control
3.8	Litigation
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE COMPANY
4.1	Organizational Matters; Company Subsidiaries
4.2	Capitalization
4.3	Authority; Authorization; Enforceability
4.4	No Conflicts or Violations
4.5	Consents and Approvals
4.6	Financial Statements
4.7	Non-Cash Working Capital
4.8	Absence of Undisclosed Liabilities
4.9	Absence of Certain Changes or Events
4.10	Title to and Condition of Properties
4.11	Intellectual Property
4.12	Licenses, Permits and Governmental Approvals
4.13	Compliance with Law
4.14	Material Contracts
4.15	Labor Matters
4.16	ERISA
4.17	Taxes
4.18	Litigation
4.19	Environmental Matters
4.20	Insurance
4.21	Bank Accounts
4.22	Customers and Suppliers
4.23	FCPA
4.24	Liability for Fees
4.25	No Other Representations or Warranties
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF LUFKIN
5.1	Organizational Matters
5.2	Authority; Authorization; Enforceability
5.3	No Conflicts or Violations
5.4	Consents and Approvals
5.5	Investment Representation
5.6	Liability for Fees
ARTICLE 6 ADDITIONAL AGREEMENTS
6.1	Further Assurances
6.2	Covenant Not to Compete With the Business
6.3	Release
6.4	Tax Matters
6.5	No Public Announcement
6.6	Expenses
6.7	Distribution of Property
6.8	Non-Cash Working Capital
6.9	Payment of Obligations; Guaranty
ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
ARTICLE 8 INDEMNIFICATION
8.1	Indemnification by the Sellers
8.2	Indemnification by Lufkin
8.3	Limits on Indemnification
8.4	Procedure
8.5	Payments
8.6	Failure to Pay Indemnification
8.7	Express Negligence
8.8	Exclusive Remedy
8.9	Tax Treatment of Indemnity Payments
ARTICLE 9 MISCELLANEOUS
9.1	Notices
9.2	Specific Performance
9.3	Assignment and Successors
9.4	Entire Agreement; Amendment
9.5	Governing Law
9.6	Waiver
9.7	Severability
9.8	No Third-Party Beneficiaries
9.9	Arbitration
9.10	Counterparts

SELLER DISCLOSURE SCHEDULE

Schedule 3.2	—	Conflicts or Violations
Schedule 3.3	—	Consents and Approvals
Schedule 4.1(a)	—	Company Foreign Qualifications
Schedule 4.1(b)	—	Company Subsidiaries, Joint Ventures, Etc.
Schedule 4.2	—	Company Organizational Documents
Schedule 4.4	—	Conflicts or Violations
Schedule 4.5	—	Consents and Approvals
Schedule 4.6	—	Company Financial Statements
Schedule 4.8	—	Undisclosed Liabilities
Schedule 4.9	—	Certain Changes or Events
Schedule 4.10(a)	—	Real Property
Schedule 4.10(c)	—	Sufficiency of Property
Schedule 4.11(a)	—	Intellectual Property
Schedule 4.11(b)	—	Intellectual Property Agreements
Schedule 4.11(c)	—	Infringements
Schedule 4.11(d)	—	Corporate Names
Schedule 4.14(a)	—	Material Contracts
Schedule 4.14(c)	—	Enforceability
Schedule 4.15	—	Labor Matters
Schedule 4.16(a)	—	Benefit Plans
Schedule 4.16(b)	—	Multiemployer Plans, Pension Plans, Etc.
Schedule 4.16(e)	—	Triggering Events under Benefit Plans
Schedule 4.16(l)	—	Section 409A
Schedule 4.17(a)	—	Tax Returns
Schedule 4.17(c)	—	Tax Payments
Schedule 4.17(d)	—	Accrual for Taxes
Schedule 4.17(q)	—	Taxable Nexus
Schedule 4.17(t)	—	Foreign Tax Jurisdictions
Schedule 4.19	—	Environmental Matters
Schedule 4.20(a)	—	Insurance Policies
Schedule 4.20(b)	—	Insurance Claims
Schedule 4.21	—	Bank Accounts
Schedule 4.22	—	Customers and Suppliers
Schedule 6.7	—	Distributed Assets

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2009, by and among ROTATING MACHINERY TECHNOLOGY, INC., a New York corporation (the “Company”), John C. Nicholas (the “Seller”) and LUFKIN INDUSTRIES, INC., a Texas corporation (“Lufkin”).  Each of the Seller, the Company and Lufkin is sometimes referred to herein as a “Party,” and they are sometimes collectively referred to herein as the “Parties.”

R E C I T A L S :

WHEREAS, the Seller owns 100% of the outstanding capital stock the Company; and

WHEREAS, the Seller desires to sell such capital stock to Lufkin, and Lufkin desires to purchase the same, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition to consummating the transactions contemplated by this Agreement, Lufkin wishes to enter into an employment agreement with the Seller;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the legal sufficiency of which are herby acknowledged, the Parties agree as follows, intending to be legally bound:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms»

As used in this Agreement and the Seller Disclosure Schedules, capitalized terms shall have the meanings set forth below or set forth in the sections of this Agreement referenced below:

“AAA” has the meaning given such term in Section 9.9(a).

“AAA Rules” has the meaning given such term in Section 9.9(a).

“Affiliate” means, with respect to any specified Person, any officer or director of such specified Person or any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

“Agreement” has the meaning given such term in the preamble of this Agreement.

“Arbitration Notice” has the meaning given such term in Section 9.9(b).

“Arbitrator” has the meaning given such term in Section 9.9(c).

“Arbitrator List” has the meaning given such term in Section 9.9(c).

“Bankruptcy Law” means any applicable federal or state bankruptcy, insolvency, reorganization or other similar law.

“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not covered under Section 3(3) of ERISA and whether or not legally binding), or any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder), maintained in whole or in part, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any present or former officer, employee, director or independent contractor of the Company or any ERISA Affiliate within six years prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by Law to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents, however designated, of corporate stock or other equity participations in the Company, including, but not limited to, the Class A Stock and Class B Stock, and any rights, warrants or options to acquire an equity interest in the Company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claims” has the meaning given such term in Section 8.4(b).

“Class A Stock” has the meaning given such term in Section 4.2.

“Class B Stock” has the meaning given such term in Section 4.2.

“Closing” has the meaning given such term in Section 2.1(b).

“Closing Date” has the meaning given such term in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given such term in the preamble to this Agreement.

“Company Bylaws” means the By-Laws, dated November 4, 1986, of the Company.

“Company Charter” means the Certificate of Incorporation, filed December 1, 1986, of the Company, as amended by the Certificate of Amendment, filed September 23, 1994, and the Certificate of Amendment, filed October 18, 1995.

“Company Credit Facilities” means the Loan Modification Agreement, and related loan and collateral agreements, between the Company and KeyBank National Association, dated September 26, 2005, and the Loan Agreement, and related loan and collateral agreements, between the Company, the U.S. Small Business Administration and KeyBank National Association (as applicable), dated September 26, 2005.

“Company Financial Statements” has the meaning given such term in Section 4.6.

“Company Material Adverse Effect” means a Material Adverse Effect on the Company.

“Company Material Contract” has the meaning given such term in Section 4.14(a).

“Company’s Knowledge” means the Knowledge of the Seller.

“Consulting Agreement” has the meaning given such term in Section 6.2(d).

“Contract” means any agreement, contract, obligation, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” has the meaning given such term in Section 4.11(e)(ii).

“Debt Obligation” means any contract, agreement, indenture, note or other instrument relating to the borrowing of money, any capitalized lease obligation, any obligation properly classified as indebtedness or debt under GAAP or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business), and shall specifically include any loans or advances to or from the Seller or his Affiliates.

“Deductible” has the meaning given such term in Section 8.3(b).

“Deficit” has the meaning given such term in Section 6.8(e).

“Disputes” has the meaning given such term in Section 9.9(a).

“Distributed Assets” has the meaning given such term in Section 6.7.

“Distributed Real Property” means the Facility and all other real property previously owned by the Company, set forth and described on Schedule 6.7 hereto, title to which has been contributed by the Company to Newco prior to the execution of this Agreement as described in Section 6.7.

“Employment Agreement” means the employment agreement between the Seller and Lufkin, effective as of the Closing Date.

“Encumbrances” has the meaning given such term in Section 2.1(a).

“Environmental, Health and Safety Laws” means all Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) emissions of greenhouse gasses, (c) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (d) occupational health and safety or (e) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

“Environmental Liabilities” means any and all Losses (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses) incurred or imposed (a) pursuant to any agreement, order, notice, requirement, responsibility, directive (including directives embodied in Environmental, Health and Safety Laws), injunction, judgment or similar document (including a settlement) arising out of, in connection with or under Environmental, Health and Safety Laws, or (b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such Governmental Entity or Person pursuant to Law and arising out of or in connection with a release, as such term is defined in Environmental, Health and Safety Laws, of Hazardous Materials.

“Environmental Permit” means any permit, license, approval, registration, identification number or other authorization with respect to the Company under any Environmental, Health and Safety Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is required to be aggregated with the Company or any Subsidiary of the Company under Section 414 of the Code.

“Escrow Account” means the bank account designated pursuant to the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Agreement” means the escrow agreement, dated as of the Closing Date, among the Seller, Lufkin and the Escrow Agent.

“Escrow Amount” has the meaning given such term in Section 2.2(b).

“Estimated Non-Cash Working Capital” means the Non-Cash Working Capital of the Company as of the Closing, as calculated by the Seller in good faith.

“Excess” has the meaning given such term in Section 6.8(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility” means the building and land located at 4181 Bolivar Road, Wellsville, New York.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any national, state or local government, any subdivision thereof, any arbitrator, court, administrative or regulatory agency, commission, department, board, bureau, body or other government authority or instrumentality, or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Material” means (a) any substance or material that is listed, defined or otherwise designated as a hazardous substance under any Environmental, Health and Safety Law, (b) petroleum and any petroleum product, (c) radioactive material (including any naturally occurring radioactive material), urea formaldehyde, asbestos-containing materials in any form or condition and polychlorinated biphenyls in any form or condition, and (d) any other chemical, pollutant, contaminant, material, substance or waste that is regulated by any Governmental Entity under any Environmental, Health and Safety Law.

“Indemnitee” has the meaning given such term in Section 8.3(e).

“Indemnitor” has the meaning given such term in Section 8.4(a).

“Intellectual Property” has the meaning given such term in Section 4.11(e).

“IRS” means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of fulfilling his or her duties as an employee, officer and/or director.

“Law” means any applicable federal, state, municipal, local or foreign statute, code, law, ordinance, rule, regulation, permit, consent, approval, license, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.

“Lease Agreement” means a lease agreement executed by Newco and Lufkin granting Lufkin or one of its Subsidiaries a lease with respect to the Facility.

“License” and “Licenses” have the meanings given to such terms in Section 4.12.

“License Agreement” means a license agreement executed by the Seller and Lufkin granting Lufkin the right to use the software known as XLPocket and XLTltpad.

“Litigation” has the meaning given to such term in Section 3.8.

“Losses” has the meaning given to such term in Section 8.1.

“Lufkin” has the meaning given such term in the preamble to this Agreement.

“Lufkin Indemnitees” has the meaning given such term in Section 8.1.

“Lufkin Material Adverse Effect” means a Material Adverse Effect on Lufkin and its subsidiaries, taken as a whole.

“Lufkin Subsidiary” means a consolidated subsidiary of Lufkin.

“Marks” has the meaning given to such term in Section 4.11(e)(iii).

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, assets, properties, prospects or material customer relationships of such Person, but shall not include (a) an effect generally affecting the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, unless such effect disproportionately affects the business, operations, assets, properties, prospects or material customer relationships of such Person relative to other participants in its industry or (b) an effect to the extent resulting from the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby, provided that this clause (b) shall not diminish the effect of, and shall be disregarded for the purposes of, any representations or warranties herein.

“Newco” means P&N Bolivar Road Properties LLC, a New York limited liability company, 100% of the equity interests in which have been distributed by the Company to the Seller prior to the execution of this Agreement as described in Section 6.7.

“Nicholas Guaranty” has the meaning given such term in Section 6.9.

“Non-Cash Working Capital” means current assets less the sum of (a) cash on hand and (b) current liabilities, in each case calculated in accordance with GAAP.  It is understood and agreed that for purposes of the calculation of Non-Cash Working Capital of the Company, (i) any bonuses payable to employees of the Company at or following the Closing shall be deemed to be, and counted as, current liabilities of the Company, and (ii) current liabilities of the Company shall exclude (x) tax liabilities incurred as a result of the transfer of the Distributed Real Property, (y) the current portion of long-term liabilities, and (z) state tax liability for jurisdictions other than the State of New York.

“Party” and “Parties” have the meanings given to such terms in the preamble to this Agreement.

“Patents” has the meaning given such term in Section 4.11(e)(i).

“PBGC” has the meaning given to such term in Section 4.16(c).

“Pension Plans” has the meaning given such term in Section 4.16(a).

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Encumbrances under ERISA); (c)(i) inchoate or unperfected workers’, mechanics or similar liens arising in the ordinary course of business, and (ii) choate and perfected workers’, mechanics or similar liens arising in the ordinary course of business that are being contested in good faith and do not exceed $50,000 in the aggregate at any one time, so long as such Encumbrances attach only to equipment, fixtures and real estate; (d) carrier’s, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities that are not yet due or, if past due, are being contested in good faith and do not exceed $50,000 in the aggregate at any time, so long as such Encumbrances attach only to inventory; (e) zoning restrictions, easements, licenses or other restrictions on the use of any real estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value or marketability of such real estate; and (f) liens under the Company Credit Facilities and equipment financing liens incurred in the ordinary course of business consistent with past practice, including with respect to Intech Funding Corp.

“Person” means a natural person, corporation, company, partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, Governmental Entity or other entity or organization.

“Prospective Customer” has the meaning given such term in Section 6.2(b).

“Purchase Price” has the meaning given such term in Section 2.2.

“Released Parties” and “Released Party” have the meanings given such term in Section 6.3(a).

“Restricted Period” has the meaning given such term in Section 6.2(a).

“RMT Obligations” means the Company Credit Facilities, the Company’s obligations to Intech Funding Corp. pursuant to that certain Equipment Lease Agreement between the Company and Intech Funding Corp., dated on or about August 25, 2006, and the Company’s obligations  under the Promissory Note, dated June 1, 2008, in favor of James M. Byrne, in the original principal amount of $25,309.93, and the Promissory Note, dated June 1, 2008, in favor of Community Savings Bank, N.A. as custodian for James M. Byrne Investment Retirement Account (IRA), in the original principal amount of $77,690.93.

“Seller” has the meaning given such term in the preamble to this Agreement.

“Seller Disclosure Schedules” means the disclosure schedules of even date herewith delivered to Lufkin by the Seller.

“Seller Indemnitees” has the meaning given such term in Section 8.2.

“Significant Subsidiary” means any Subsidiary that would be deemed a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the United States Securities and Exchange Commission.

“Stock” means 100% of the Capital Stock of the Company.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

“Tax” and “Taxes” have the meanings given such terms in Section 4.17.

“Tax Contest or Disclosure” has the meaning given such term in Section 6.4(c).

“Tax Returns” has the meaning given such term in Section 4.17.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“Voluntary Disclosure” has the meaning given such term in Section 6.4(a)(iii).

“Welfare Plans” has the meaning given such term in Section 4.16(a).

1.2 References, Construction and Titles»

(a) All references in this Agreement to Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Article, Section, subsection or other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article or Section hereof in which such words occur.

(b) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.

(d) Provisions hereof referring to delivery of documents by one Party to another Party prior to the date hereof shall be deemed to refer to either actual physical delivery of such documents or the making of such documents available for review in a data room or computer based virtual data room at least three Business Days prior to the date hereof.

ARTICLE 2
PURCHASE AND SALE

2.1 Agreement to Sell and to Purchase»

(a) On the Closing Date, upon the terms and subject to the conditions contained herein, the Seller shall transfer, sell, assign and convey to Lufkin, and Lufkin shall purchase from the Seller, the Stock, free and clear of any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitation or restrictions of any nature whatsoever (“Encumbrances”).

(b) Subject to the conditions set forth in this Agreement, the closing of such sale and purchase (the “Closing”) shall take place at the offices of the Company on the date of the execution hereof or at such other time, date and place as the Parties shall mutually agree upon (the “Closing Date”).  Failure to consummate the transactions contemplated hereby on such date shall not result in a termination of this Agreement or relieve any Party of any obligation hereunder.  Title to, ownership of and control over the Stock shall pass to Lufkin at the Closing.

2.2 Consideration»

In consideration of the transfer to Lufkin of the Stock, Lufkin shall pay to the Seller $6,155,770.03 (the “Purchase Price”), which shall be paid as follows:

(a) $5,543,270.03 in cash shall be paid to the Seller at Closing by wire transfer of immediately available funds to an account designated by the Seller; and

(b) $612,500 in cash (the “Escrow Amount”) shall be deposited, by wire transfer of immediately available funds, with the Escrow Agent in accordance with the Escrow Agreement, which the Seller and Lufkin shall execute at or prior to the Closing.  The Escrow Amount shall be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement.  Any portion of the Escrow Amount released to the Seller pursuant to the Escrow Agreement shall be deemed to be part of the Purchase Price.

2.3 Deliveries at Closing»

At or prior to the Closing:

(a) The Seller shall deliver the following to Lufkin:

(i) an irrevocable stock transfer power with respect to the Stock and such additional instruments of transfer of the Stock as Lufkin may reasonably request to vest in Lufkin all the right, title and interest in and to the Stock;

(ii) all other instruments and documents as may be reasonably required to consummate the transactions contemplated hereby;

(iii) a certified copy of resolutions of the board of directors of the Company approving this Agreement and the transactions contemplated hereby in a form reasonably acceptable to Lufkin;

(iv) an executed copy of the Employment Agreement;

(v) an executed copy of the Lease Agreement;

(vi) an executed copy of the Escrow Agreement;

(vii) an executed copy of the License Agreement;

(viii) a copy of each consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person necessary for the consummation by the Seller or the Company of the transactions contemplated by this Agreement;

(ix) the Seller’s resignation as an officer and the sole director of the Company;

(x) copies of all documents and instruments, duly executed by the Seller and/or the Company, necessary to lift and/or release any Encumbrances relating to the RMT Obligations; and

(xi) certificates issued by appropriate Governmental Entities evidencing (A) the due organization, valid existence and good standing of the Company, as of a date not more than five calendar days prior to the Closing Date, in its jurisdiction of organization and (B) the due registration or qualification of the Company as a foreign corporation, as of a date not more than five calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each of the other jurisdictions specified in Schedule 4.1(a) hereto.

(b) Lufkin shall deliver the following to the Seller:

(i) by wire transfer of immediately available funds, the amount of $5,543,270.03, and evidence of Lufkin’s wire transfer of immediately available funds of the Escrow Amount to the Escrow Agent;

(ii) an executed copy of the Employment Agreement;

(iii) an executed copy of the Lease Agreement;

(iv) an executed copy of the Escrow Agreement;

(v) an executed copy of the License Agreement;

(vi) a copy of each consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person necessary for the consummation by Lufkin of the transactions contemplated by this Agreement;

(vii) a certificate issued by the appropriate Governmental Entity evidencing its due organization, valid existence and good standing, as of a date not more than five calendar days prior to the Closing Date, in the State of Texas;

(viii) copies of all documents and instruments, duly executed by Lufkin, necessary to lift and/or release any Encumbrances relating to the RMT Obligations, and payment in full by Lufkin of the RMT Obligations (and evidence of such payment);

(ix) a certified copy of resolutions of the board of directors of Lufkin approving this Agreement and the transactions contemplated hereby in a form reasonably acceptable to the Seller; and

(x) all other instruments and documents as may be reasonably required to consummate the transactions contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Lufkin as follows:

3.1 Authority; Authorization; Enforceability

The Seller has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder.  This Agreement has been duly authorized, executed and delivered by the Seller, and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equitable principles).

3.2 No Conflicts or Violations»

Except as set forth on Schedule 3.2 hereto, the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not (a) violate any Law applicable to the Seller or (b) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, impair the Seller’s rights under, result in the termination of or in a right of termination or cancellation of, or cause any obligation, penalty or premium to accelerate, arise or accrue under any contract, lease, credit or loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which the Seller is a party or by which the Seller is bound.

3.3 Consents and Approvals»

Except as set forth on Schedule 3.3 hereto, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person (on the part of the Seller) is required for the Seller to execute and deliver this Agreement, perform his obligations hereunder or consummated the transactions contemplated hereby, except for such consents, approvals, waivers or authorizations as have been obtained or such filings, registrations or qualifications as have been accepted as of the date hereof.

3.4 Title to Stock»

The Seller owns, of record and beneficially, the Stock, free and clear of any Encumbrances.  The Seller has the full power and legal right to cause the Stock to be sold, assigned, transferred and conveyed to Lufkin, and at Closing, Lufkin will acquire good and indefeasible title to the Stock, free and clear of any and all Encumbrances.

3.5 Liability for Fees»

Other than with respect to Eldredge, Fox & Porretti, LLP (the fees of which shall be paid by the Seller and not by the Company or Lufkin), the Seller has not employed or retained any investment banker, broker, agent, finder or other party, or incurred any liability or obligation, contingent or otherwise, for brokers’ or finders’ fees, advisory fees or commissions, with respect to the transactions contemplated by this Agreement for which Lufkin or the Company shall have any responsibility.

3.6 Status»

The Seller is not a “foreign person” within the meaning of Section 1445 of the Code and he has reached the age of majority and is a United States citizen or resident.

3.7 Retained Control»

Except as set forth in Section 6.7, immediately following the Closing, the Seller shall not own or otherwise control any tangible asset or property necessary for the Company to conduct its business in substantially the same manner as it was conducted immediately prior to Closing.  Any software owned by the Seller that is necessary for the Company to conduct its business in substantially the same manner as it was conducted immediately prior to the Closing will be licensed to Lufkin pursuant to the License Agreement.

3.8 Litigation»

No litigation, action, suit claim, lawsuit, demand, investigation or proceeding before any Governmental Entity or any mediator or arbitrator (or panel thereof) (collectively, “Litigation”) is now pending or, to the Knowledge of the Seller, threatened against the Seller or any Affiliate of the Seller that could reasonably be expected to materially impair or delay the ability of the Seller to perform his obligations under this Agreement or consummate the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER CONCERNING THE COMPANY

The Seller hereby represents and warrants to Lufkin as follows:

4.1 Organizational Matters; Company Subsidiaries»

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; (ii) is duly registered or qualified to conduct business and is in good standing in each other jurisdiction set forth on Schedule 4.1(a) hereto, and there is no other jurisdiction in which the Company’s ownership, operation or lease of property or conduct of its business would require such registration or qualification, except for any such failures to be so registered or qualified as could not reasonably be expected to have a Company Material Adverse Effect; and (iii) has the requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted.

(b) Except as set forth on Schedule 4.1(b) hereto, the Company (i) has no Subsidiaries, (ii) is not engaged in any joint venture, partnership or similar arrangement with any other Person, (iii) is not an Affiliate of any other Person and (iv) does not otherwise hold any equity interest in any other Person or any promissory note or other contractual right exercisable or exchangeable for or convertible into any equity interest in any other Person.

4.2 Capitalization»

Attached as Schedule 4.2 hereto are true and correct copies of the Company Charter and the Company Bylaws, as amended and in full force and effect on the date hereof.  As of the date hereof, (i) the Company is authorized to issue up to 15,000 shares of Class A Voting Stock, no par value per share (“Class A Stock”), and up to 5,000 shares of Class B Non-Voting Stock, no par value per share (“Class B Stock”), and has 1650 and 0 shares of Class A Stock and Class B Stock, respectively, outstanding and (ii) the Company is not authorized to issue any shares of preferred stock, and has no shares of preferred stock outstanding.  As of the date hereof, the Company has no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional Capital Stock or any securities or obligations convertible into or exchangeable for Capital Stock or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding.  All of the issued and outstanding shares of Capital Stock were duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive, preferential purchase or other similar rights of any Person.

4.3 Authority; Authorization; Enforceability»

The Company has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the performance of the Company’s obligations hereunder have been duly and validly authorized by the board of directors of the Company and no other proceedings on the part, or on behalf, of the Company are necessary for such execution, delivery, consummation and performance.  This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equitable principles).

4.4 No Conflicts or Violations»

Except as set forth on Schedule 4.4 hereto, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the Company Charter, the Company Bylaws or any other organizational documents; (b) violate any Law applicable to the Company or any of its properties or assets; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, impair the Company’s rights under, result in the termination of or in a right of termination or cancellation of, or cause any obligation, penalty or premium to accelerate, arise or accrue under, any contract, lease, credit or loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which the Company is a party, by which it is bound or to which any of its properties or assets is subject; (d) result in the creation of imposition of any Encumbrance upon any of the properties or assets of the Company; or (e) result in the cancellation, modification, revocation or suspension of any License (as defined in Section 4.12) of the Company (except in the case of clauses (b), (c), (d) and (e) above for any such violations, conflicts, breaches, defaults, impairments, terminations, accelerations, accruals, Encumbrances, cancellations, modifications, revocations or suspensions that could not reasonably be expected to have a Company Material Adverse Effect).

4.5 Consents and Approvals»

Except as set forth on Schedule 4.5 hereto, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person (on the part of the Company) is required for the Company to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby, except for such consents, approvals, waivers or authorizations as have been obtained or such filings, registrations or qualifications as have been accepted as of the date hereof.

4.6 Financial Statements»

Attached as Schedule 4.6 hereto are true, correct and complete copies of the consolidated balance sheets, statements of income and statements of cash flows of the Company as of and for the (a) years ended June 30, 2006, 2007 and 2008 (which have been audited) and (b) nine months ended March 31, 2009 (which have not been audited) (collectively, the “Company Financial Statements”).  Except as set forth on Schedule 4.6 hereto, the Company Financial Statements (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; (y) fairly present in all material respects the financial position of the Company as of their respective dates and the results of operations of the Company for the periods indicated therein; and (z) have not in any material respect been rendered untrue, incomplete or unfair as representations of the financial condition of the Company as of the respective dates of the Company Financial Statements by events subsequent to the respective dates of the Company Financial Statements.

4.7 Non-Cash Working Capital»

As of the date hereof, the Company has Estimated Non-Cash Working Capital of not less than $800,000.

4.8 Absence of Undisclosed Liabilities»

Except as set forth on Schedule 4.8 hereto or on the unaudited Company Financial Statements as of March 31, 2009, the Company has no indebtedness or liability, absolute or contingent, which is not shown or provided for in the Company Financial Statements, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since March 31, 2009 that do not exceed $25,000 in the aggregate, or (b) liabilities of the Company that individually or in the aggregate are not material to the Company and that are not required by GAAP to be included in the Company Financial Statements.

4.9 Absence of Certain Changes or Events»

Except as set forth in Section 6.7 or on Schedule 4.9 hereto, since June 30, 2008, the business of the Company has been conducted in the ordinary course of business consistent with past practices, and there has not been any (a) Company Material Adverse Effect, (b) material change by the Company in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any Capital Stock or any redemption, purchase or other acquisition of any of Capital Stock or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option or other employee benefit plan.

4.10 Title to and Condition of Properties»

(a) Except as set forth on Schedule 4.10(a) hereto, the Company does not own or lease any real property.

(b) The Company has good and marketable title to, or valid and subsisting leasehold interests in, all of the personal property reflected on the Company Financial Statements or used or useful in its business, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) Except as set forth on Schedule 4.10(c) hereto, the Company owns or controls or otherwise has a license or other legal right to use all of the tangible assets, contracts, leases or licenses required to enable it to operate its business after the date hereof in the same manner as such business is presently conducted.  Except as set forth on Schedule 4.10(c), 4.11(a) or 4.14(a) hereto, the business of the Company as presently conducted is not dependent on the right to use the assets or property of others.

4.11 Intellectual Property»

(a) Schedule 4.11(a) hereto sets forth a true and complete list of all Intellectual Property described in Section 4.11(e)(i), 4.11(e)(ii) or 4.11(e)(iii) used in the business of the Company, and, for each item listed, a statement as to whether such Intellectual Property is (i) wholly owned (in which such case the owner shall be named), (ii) licensed from a third party (in which such case the licensee and third-party licensor shall be named), or (iii) licensed to third parties by the Company (in which such case the third-party licensee shall be named), except for off-the-shelf or common software products sold or licensed in normal retail channels.

(b) Schedule 4.11(b) hereto sets forth a true and complete list of all agreements, whether in the form of a development, license, assignment, confidentiality or other agreement, relating to the Intellectual Property to which the Company is a party or by which the Company is bound.

(c) Except as set forth on Schedule 4.11(c) hereto,  (i) the Company owns all right, title and interest in and to, or has a valid and enforceable license or other right to use lawfully, all the Intellectual Property used by the Company in connection with its business, free and clear of any Encumbrances; (ii) the Company has not infringed upon or otherwise violated the Intellectual Property of any other Person and owns all right, title and interest in and to, or has a valid and enforceable license or other right to use lawfully the Intellectual Property; (iii) no action, hearing, investigation, claim or demand is pending or, to the Company’s Knowledge, is threatened which challenges the legality, validity, enforceability, use or ownership of any underlying item of Intellectual Property; (iv) to the Company’s Knowledge, no Person has infringed upon or otherwise violated the Intellectual Property of the Company; (v) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Intellectual Property of the Company; and (vi) to the Company’s Knowledge, there are no agreements, judicial orders or settlement agreements which limit or restrict the Company’s rights to use any Intellectual Property.

(d) The Intellectual Property of the Company includes the corporate name “Rotating Machinery Technology, Inc.” and any derivations thereof, including without limitation the corporate names listed on Schedule 4.11(d) hereto.  All goodwill with respect to the use of such names will inure to the benefit of Lufkin, and the Seller shall have no right to sue or recover against any Person with respect to the use of such name.

(e) For purposes hereof, “Intellectual Property” shall mean all:

(i) letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, and all reissues, continuations, continuations in part or extensions thereof (collectively, “Patents”);

(ii) copyrights (including all computer software, all documentation, source and object codes with respect to such software and all licenses and leases of software) and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, and all reissues, extensions or renewals thereof  (collectively, “Copyrights”);

(iii) trademarks, trade names, corporate names, business names, trade styles, service marks, logos, slogans, domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, all reissues, extensions or renewals thereof, and all goodwill associated with or symbolized by any of the foregoing (collectively, “Marks”); and

(iv) know-how, unpatented inventions, trade secrets, secret formulas, processes, designs, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and other proprietary rights necessary for the business of the Company as now conducted and, to the Company’s Knowledge, as presently proposed to be conducted.

4.12 Licenses, Permits and Governmental Approvals»

(a) The Company has all material consents, licenses, permits, certificates, franchises, authorizations and approvals issued or granted by, and has made all material registrations and filings with, any Governmental Entity as are necessary for the conduct of its business as currently conducted (each a “License” and, collectively, the “Licenses”).

(b) Each License has been issued to, and duly obtained and fully paid for by, the holder thereof and is valid and in full force and effect, except for any such invalidities or failures to be in full force and effect as could not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Company’s Knowledge, all such Licenses will be renewed in the ordinary course, and no Governmental Authority has taken or, to the Company’s Knowledge, threatened to take any action to terminate, cancel or modify any of such Licenses.

(d) None of the Licenses will terminate or become terminable as a result of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Section 4.12, the representations and warranties in this Section 4.12 shall not apply to (x) any right to Intellectual Property (which shall be subject to the representations and warranties set forth in Section 4.11) or (y) any License required under applicable Environmental, Health and Safety Law (which shall be subject to the representations and warranties set forth in Section 4.19).

4.13 Compliance with Law»

Except with respect to Tax matters (which are addressed in Section 4.17), Intellectual Property matters (which are addressed in Section 4.11) or environmental, health and safety matters (which are addressed in Section 4.19), the operations of the Company are and have been conducted in material compliance with all Laws of all Governmental Entities having jurisdiction over any of the Company or its assets, properties and operations, and no claim of any material violation of any Law by the Company is pending or, to the Company’s Knowledge, threatened against the Company.

4.14 Material Contracts»

(a) Schedule 4.14(a) hereto sets forth a true and complete list of the Contracts to which the Company is a party, by which it is bound or otherwise relating or affecting any of its assets, properties or operations, in each of the following categories (each, a “Company Material Contract”):

(i) each partnership, limited liability company or joint venture agreement;

(ii) each Contract (or group of related Contracts) for the purchase by the Company of goods and/or services involving total annual payments in excess of $25,000 incurred by the Company in the Company’s fiscal years 2008 or 2009;

(iii) each Contract (or group of related Contracts) for the sale by the Company of goods and/or services involving total annual revenues in excess of $25,000 received by the Company in the Company’s fiscal years 2008 or 2009;

(iv) each Contract (or group of related Contracts) relating to a Debt Obligation;

(v) each Contract relating to a loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

(vi) each Contract limiting or purporting to limit the ability of the Company to engage or compete in any line of business with any person or in any geographic area;

(vii) each Contract with any Affiliate of the Company (including the Seller);

(viii) each labor union, management service, employment, consulting or other similar type of Contract;

(ix) each Contract obligating the Company, or that would obligate or require any subsequent owner of the Company, to provide for indemnification or contribution with respect to any matter;

(x) each sales, distributorship, agency or similar agreement relating to the products sold or services provided by the Company;

(xi) each license, royalty or similar Contract;

(xii) each Contract (or group of related Contracts) not entered into in the ordinary course of business consistent with past practices and not cancelable by the Company, without penalty to the Company, within 30 calendar days; or

(xiii) each other Contract that might reasonably be expected to be material to the Company or its business.

(b) (i) Each Company Material Contract is (A) in full force and effect and is a valid and binding obligation of the Company and (B) to Company’s Knowledge, a valid and binding obligation of each other party thereto, (ii)(A) the Company is not in breach thereof or default thereunder (and no event or circumstance has occurred that with notice or lapse of time, or both, would constitute an event of default), except for any such breaches or defaults as could not reasonably be expected to have a Company Material Adverse Effect, (B) to the Company’s Knowledge, no other party to any Company Material Contract is in breach thereof or default thereunder and (iii) there is no pending or, to Company’s Knowledge, threatened litigation with respect to any Company Material Contract.

(c) Except as set forth on Schedule 4.14(c) hereto, the enforceability of the Company Material Contracts set forth on Schedule 4.14(a) hereto will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, nor will the counterparties thereto be subject to any additional rights or privileges thereunder as a result thereof because of a “change of control” or otherwise.

4.15 Labor Matters»

Except as set forth on Schedule 4.15 hereto, as of the date hereof, (a) there is no material labor dispute involving, or strike, slowdown or work stoppage against, the Company, and no such dispute or action is pending or, to the Company’s Knowledge, threatened; (b) the hours worked by and payments made by the Company to employees of the Company comply with the Fair Labor Standards Act and each other federal, state, local or foreign Law applicable to such matters; (c) all payments due from the Company for employee health and welfare insurance have been paid or accrued as a liability on the books of the Company; (d) the Company is not a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, equity compensation plan or agreement or any similar plan, agreement or arrangement; (e) to the Company’s Knowledge, there is no organizing activity involving the Company pending or threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to the Company’s Knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of the Company has made a pending demand for recognition; (g) the Company has not received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Law with respect to the employment of individuals by, or the employment practices, wages, hours, or terms and conditions of employment of, the Company; and (h) there are no material complaints or charges against the Company pending or, to the Company’s Knowledge, threatened to be filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company of any individual.

4.16 ERISA»

For purposes of this Section 4.16, unless otherwise indicated, all references to the “Company” shall include the Company and each ERISA Affiliate of the Company.

(a) Schedule 4.16(a) hereto contains a list of all Benefit Plans and a brief description of each, which among things, identifies each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (“Pension Plan”), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (“Welfare Plan”) as such.  The Company has made available to Lufkin true, complete and correct copies (to the extent applicable to the Company) of (i) each Benefit Plan, including, without limitation, participating employer agreements (or, in the case of any unwritten Benefit Plans, descriptions thereof); (ii) the five annual reports on Form 5500 most recently filed with the IRS and the related summary annual report distributed to participants with respect to each Benefit Plan (if any such report was required); (iii) all minutes of meetings of any committee established to administer any Benefit Plan other than minutes that would be subject to privacy laws relating to disclosure of medical information; (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required by ERISA or other applicable law; (v) all summary plan descriptions for each Benefit Plan for which a summary plan description is required by ERISA or other applicable Law and each summary of material modifications prepared, as required by ERISA or other applicable law; (vi) each trust agreement relating to any Benefit Plan; (vii) all applications, including all attachments, submitted to the IRS by the Company for IRS determination letters or rulings with respect to Benefit Plans and the IRS determination letters or rulings issued as a result of such applications, and all other material correspondence for the last six consecutive years prior to the Closing Date with the IRS or the United States Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated and announced plan audits; (viii) descriptions of all claims filed and pending (other than for benefits in the normal course), lawsuits pending, grievances pending and similar actions pending with respect to Benefit Plans of the Company; (ix) a list of all employees or former employees receiving long term disability benefits under a Benefit Plan of the Company; (x) a list of all prior mergers, consolidations or transfers of Benefit Plan assets or liabilities described in Section 414(l) of the Code or the regulations thereunder that have occurred within the last six years prior to the Closing Date; (xi) copies of all collective bargaining agreements (and any related side letters of understanding) that relate to any Benefit Plans of the Company; and (xii) a list of all Company employees indicating date of birth, date of commencement of service, job title or brief job description, the amount of the employee’s salary and bonus, if applicable, the date of the last salary increase for each salaried employee, any material commitments, arrangements, promises or understandings with the employee as to salary or bonus, if applicable, and any other contract or payment agreement between the Company and the employee.

(b) Except as set forth on Schedule 4.16(b) hereto, the Company does not sponsor, maintain, participate in or contribute to, and has not at any time sponsored, maintained, participated in or contributed to (and been required to contribute to), any (i) “multiemployer plan” as that term is defined in Section 414(f) of the Code or Section 4001(a)(3) of ERISA; (ii) foreign Benefit Plan; (iii) voluntary employee benefit associations intended to be exempt from federal income tax under Section 501(c)(9) of the Code; (iv) Pension Plan that is or was subject to Title IV of ERISA; (v) Pension Plan that is or was subject to Section 302 of ERISA or Section 412 of the Code; or (vi) Benefit Plan other than a Pension Plan (which provides for no welfare benefits) that provides compensation or benefits to any former employee, officer, director or other service provider or any dependents or beneficiaries of any of the foregoing, other than fully insured death benefits or as required by Part 6 of Title I of ERISA or Section 4980B of the Code or any similar Law.  Neither the Company nor any Benefit Plan maintains or contributes to any group annuity contract.

(c) Except with respect to the Company’s 401(k) Plan, which has not been subject to a determination letter from the IRS, each Pension Plan that is subject to Section 201, 301 or 401 of ERISA has been the subject of a determination letter from the IRS to the effect that such Pension Plan is qualified under Section 401(a) of the Code, as currently in effect, or can still be submitted in a timely manner to the IRS for such a letter; no such determination letter has been revoked nor, to the Company’s Knowledge, has revocation of any such letter been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its costs; to the Company’s Knowledge, nothing has occurred or failed to occur in connection with the adoption or maintenance of such Pension Plan which would cause the loss of such qualification; and all amendments required to be adopted before the Closing Date for any such Pension Plan to continue to be so qualified have been timely adopted.  Each Pension Plan that is not subject to Section 201, 301 or 401 of ERISA has timely filed the statement required by 29 CFR 2520.104-23.  The Company has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to each Pension Plan for which premiums to the PBGC are required.  No Pension Plan in whole or in part ever maintained by the Company has been terminated or partially terminated under circumstances which would result in liability to the PBGC.

(d) Each of the Benefit Plans which is sponsored by the Company or in which the Company participates (i) is in compliance with all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA or other applicable law; (ii) has had the appropriate required Form 5500 (or equivalent annual report) timely filed with the appropriate governmental authority for each year of its existence; (iii) has at all times complied with the bonding requirements of Section 412 of ERISA or other applicable law; (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company which may subject the Company to the payment of any material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability; and (v) has been maintained in all material respects with the requirements of ERISA and the Code and other applicable Law (including all rules and regulations issued thereunder) not otherwise covered hereunder so as not to give rise to any liabilities to the Company.

(e) Except as set forth on Schedule 4.16(e) hereto, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, accelerated vesting, severance or other similar provisions in any Benefit Plan.

(f) Each such Pension Plan of the Company (including any such plan covering retirees or other former employees) may be amended or terminated without liability (other than with respect to pension benefits in the ordinary course) to the Company on or at any time after the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan or any Law or agreement that pertains to the Company.

(g) None of the Company, the officers of the Company, the Benefit Plans (including the Pension Plans) or any fiduciary of any Benefit Plan which are subject to ERISA, or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or the officers of the Company to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA, or any other provision of ERISA, which would have a Company Material Adverse Effect.

(h) With respect to any Welfare Plan, (i) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, has complied at all times in form and in operation in all material respects with the applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and other applicable Law and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended (including, without limitation, to prospectively curtail or discontinue benefits and/or impose or increase employee, retiree or other former employee participant contribution requirements) or terminated without liability (other than with respect to welfare benefits in the ordinary course) to the Company on the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan or any Law or agreement that pertains to the Company.

(i) All contributions required by Law or by a collective bargaining or other agreement to be made under the Benefit Plans with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves properly reflected on the books of the Company in accordance with GAAP.  No changes in contributions or benefit levels are scheduled to occur other than in the ordinary course of business.

(j) The Company has no liability for the Taxes of any other Person pursuant to, or as a result of, any Benefit Plan.

(k) Without the prior written consent of Lufkin, none of the Company, any officer of the Company or any fiduciary of any Benefit Plan who is an employee of the Company has made any legally binding written or oral representation to any employee or any participant in any Benefit Plan concerning the transactions contemplated by this Agreement or the effect such transactions will have on the Benefit Plans that is inconsistent with the terms of such Benefit Plans.

(l) Except as set forth on Schedule 4.16(l) hereto, there is no amount or item of compensation under any agreement or arrangement to which the Company is a party, including but not limited to any Benefit Plan, which amount or item was or is, as of the Closing Date, includible in gross income for Federal income tax purposes pursuant to Section 409A of the Code and the Treasury Regulations and administrative guidance thereunder, and no such inclusion would result from the operation and fulfillment of any agreement or arrangement to which the Company is a party, including but not limited to any Benefit Plan, in accordance with the terms thereof.

4.17 Taxes»

(a)  Except as set forth on Schedule 4.17(a) hereto, the Company has filed (or joined in the filing of) when due all Tax Returns required by applicable Law to be filed with any Governmental Entity; (b) all Tax Returns filed by the Company were true, correct and complete in all material respects as of the time of such filing; (c) except as set forth on Schedule 4.17(c) hereto, all Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been timely paid; (d) except as set forth on Schedule 4.17(d) hereto, any material liability of the Company for Taxes not yet due and payable, or that is being contested in good faith in appropriate proceedings, has been adequately provided for on the Company’s Financial Statements in accordance with GAAP, and the amount of the liability of the Company for unpaid Taxes for all periods (or portions thereof) ending on or before the Closing Date does not, in the aggregate, exceed the amount of current liability accruals for Taxes (excluding reserves for deferred Taxes net of any provision for net operating losses) as such accruals are reflected in the Company Financial Statements, except to the extent of Taxes arising out of operations and transactions in the ordinary course of business of the Company since the date of such financial statements in accordance with past practice, the accruals for which have been made in a manner consistent with past practice; (e) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any material Tax or Tax assessment, nor has any claim for an additional material Tax or Tax assessment been asserted in writing or, to the Company’s Knowledge, proposed by any Tax authority; (f) no written claim made by any Governmental Entity in a jurisdiction in which the Company does not currently file any Tax Returns that it is or may be subject to Tax by such jurisdiction has been received by the Company, nor to the Company’s Knowledge has any such assertion been threatened or proposed in writing; (g) the Company is not a party to any Tax sharing agreement or other agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (h) the Company has withheld and paid all material Taxes required to be withheld by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (i) none of the Tax Returns of the Company is currently being audited by the IRS or any other applicable Governmental Entity; (j) the Company has not executed or filed with the IRS or any other Governmental Entity any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes; (k) the Company has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or foreign Law), as a result of being a member of any affiliated, combined, unitary or similar group for Tax purposes; (l) there are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) upon the assets of the Company; (m) no closing agreement pursuant to Section 7121 of the Code (or any similar provision under other Law) has been entered into that is binding on the Company; (n) the Company is not subject to any private letter ruling of the IRS or comparable rulings of other Governmental Entities; (o) the Company has not engaged in any transaction or participated in any commercial arrangement under which the income therefrom is reportable on a deferred basis for U. S. federal or other applicable income Tax purposes under Section 453 of the Code or otherwise; (p) the Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of U. S. state, local or foreign Tax law; (q) except as set forth on Schedule 4.17(q) hereto, the Company has not engaged in any activity in a state of the United States or political subdivision of a state of the United States (which activity creates a taxable nexus or permanent establishment) where Tax Returns have not been filed; (r) neither the Company nor any Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter; (s) none of the assets of the Company is (i) property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Code, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt financed property” within the meaning of Section 168(h)(5) of the Code, (iv) “limited use property” within the meaning of Revenue Procedure 2001-28, 2001-1 C.B. 1156, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code; (t) the Company (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (ii) has not been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state, local or foreign law), (iii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state, local or foreign law), (iv) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (v) except as set forth on Schedule 4.17(t) hereto, has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation; (u) the Company (i) has not been responsible for paying any accumulated earnings tax under Section 531 of the Code, (ii) has not made, or will not make, a consent dividend election under Section 565 of the Code and (iii) has not elected at any time to be treated as an S corporation pursuant to Section 1362(a) of the Code; and (v) the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

For purposes of this Agreement, “Tax Returns” means all returns, reports, exhibits, schedules, information statements and other documents (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the IRS or other Governmental Entity.  For purposes of this Agreement, “Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

4.18 Litigation»

No Litigation is now pending or, to the Company’s Knowledge, threatened against the Company that could reasonably be expected to (a) have a Company Material Adverse Effect or (b) materially impair or delay the ability of the Seller or the Company to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.  There is no Litigation pending or, to the Company’s Knowledge, threatened, that seeks damages in excess of $25,000 or injunctive relief against, or alleges criminal misconduct of, the Company.

4.19 Environmental Matters»

Except as set forth on Schedule 4.19 hereto or as disclosed in any environmental reports or correspondence, or the results of any studies or tests, that have been provided to Lufkin (each such report, correspondence, study or test being identified on Schedule 4.19 hereto) or in any environmental report, study or test (or similar document or activity) performed by, for or at the direction of Lufkin:

(a) the Distributed Real Property is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such real property in any material respect and that would not result in liabilities that could reasonably be expected to exceed $25,000;

(b) the Company has not caused or allowed to occur any use, release, transportation, storage, or disposal of Hazardous Materials on, at, in, under, above, to, from or about any of the Distributed Real Property except where such use, release, transportation, storage or disposal would not adversely impact the value or marketability of such real property in any material respect and would not result in liabilities that could reasonably be expected to exceed $25,000;

(c) the Company is and has been in compliance with all Environmental, Health and Safety Laws, except for such noncompliance that would not result in liabilities which could reasonably be expected to exceed $25,000;

(d) the Company has obtained, and is in compliance with, all Environmental Permits required for the operation of its business as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in liabilities that could reasonably be expected to exceed $25,000, and all such Environmental Permits are valid, uncontested and in good standing;

(e) the Company is not involved in operations, and to the Company’s Knowledge, there are no facts, circumstances or conditions, including any use, release, transportation, storage, or disposal of Hazardous Materials, that are likely to result in any liabilities which could reasonably be expected to exceed $25,000, and the Company has not permitted any current or former tenant or occupant of the Distributed Real Property to engage in any such operations;

(f) there is no Litigation arising under or related to any Environmental, Health and Safety Laws, Environmental Permits or Hazardous Material pending or, to the Company’s Knowledge, threatened that seeks damages, penalties, fines, costs or expenses in excess of $25,000 or injunctive relief against, or that alleges criminal misconduct by, the Company;

(g) the Company has not received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Law (including any notice identifying the addressee as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes) or entered into or become subject to any consent decree or other agreement with any Governmental Entity or any other Person relating to any Environmental, Health and Safety Law or the cleanup of any Hazardous Material;

(h) to the Company’s Knowledge, there are no past or present facts, circumstances or conditions that are reasonably likely to result in (i) the Company’s incurring costs, expenses, liabilities or obligations for cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Law, (ii) claims against the Company for personal injury, property damage or damage to natural resources or (iii) fines, penalties or injunctive relief against the Company; and

(i) the Company has provided or made available to Lufkin copies of all existing environmental reports, reviews and audits that are in the Company’s possession relating to Distributed Real Property and all other material written information pertaining to actual or potential Environmental Liabilities.

Notwithstanding the foregoing, none of the matters addressed in clauses (a) through (i) above, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

4.20 Insurance»

The Company is insured by insurers of recognized financial responsibility against such losses and risks, and in such amounts, as set forth on Schedule 4.20(a), which lists all insurance policies of any nature maintained for current occurrences with respect to the Company, as well as a summary of the terms of each such policy.  All such policies are in full force and effect.  All premiums due on such policies have been paid, there is no default by the Company or, to the Company’s Knowledge, any counterparty under any provision of such policies, and no notice of cancellation or termination or intent to cancel has been received by the Company with respect to such policies.  There is no material dispute between the Company and the issuer of any such policies with respect to such policies.  To the Company’s Knowledge, no event relating specifically to the Company (as opposed to events affecting the bearing design, bearing manufacture, rotor dynamics analysis or repair and refurbishment of rotating equipment businesses in general) has occurred that is reasonably likely to result in the Company’s being unable to renew its existing coverage as and when such coverage expires, or to obtain similar coverage from similar insurers, at a cost that would not have a Company Material Adverse Effect.  The Company has not been refused any insurance coverage which it has sought or for which it has applied.  Excluding policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof.  Schedule 4.20(b) hereto sets forth a list of all pending claims (including with respect to insurance obtained but not currently maintained) and the claims history for the Company during the last five years (including with respect to insurance obtained but not currently maintained).

4.21 Bank Accounts»

Schedule 4.21 hereto lists all banks and other financial institutions at which the Company maintains deposit or other accounts or safe deposit boxes, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, the complete account number therefor and the authorized signatories or persons having access to such accounts.

4.22 Customers and Suppliers»

Except as set forth on Schedule 4.22 hereto, there has been no actual nor, to the Company’s Knowledge, is there any threatened termination or cancellation of, or modification or change in, the business relationship of the Company with any customer or group of customers whose purchases during the year ended December 31, 2008 caused them to be ranked among the ten largest customers of the Company, or the business relationship of the Company with any supplier material to its operations, except for any such actual or threatened terminations, cancellations, modifications or changes that could not reasonably be expected to have a Company Material Adverse Effect.

4.23 FCPA»

None of the Company or any of its  managers, officers, members, agents, employees or other representatives has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, has made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.24 Liability for Fees»

Other than with respect to Eldredge, Fox & Poretti, LLP (the fees of which shall be paid by the Seller and not by the Company or Lufkin), neither the Company nor any of its Affiliates has employed or retained any investment banker, broker, agent, finder or other party, or incurred any liability or obligation, contingent or otherwise, for brokers’ or finders’ fees, advisory fees or commissions, with respect to the transactions contemplated by this Agreement for which Lufkin or the Company shall have any responsibility.

4.25 No Other Representations or Warranties»

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 3 AND 4 OF THIS AGREEMENT, THE SELLER DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, OR SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF THE COMPANY), AND THE SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WHETHER BY SELLER OR ANY OF ITS EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON,  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO LUFKIN OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE SELLER OR ANY OF THE SELLER’S EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON.  WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD THAT ANY ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY DOCUMENTS OR INFORMATION PROVIDED TO LUFKIN ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF THE SELLER.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF LUFKIN

Lufkin hereby represents and warrants to the Seller as follows:

5.1 Organizational Matters»

Lufkin is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and each other jurisdiction necessary for the consummation of this Agreement.

5.2 Authority; Authorization; Enforceability»

Lufkin has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by Lufkin and the performance of Lufkin’s obligations hereunder have been duly and validly authorized by the board of directors of Lufkin and no other proceedings on the part, or on behalf, of Lufkin are necessary to effect such execution, delivery, consummation and performance.  This Agreement has been duly authorized, executed and delivered by Lufkin and is a legal, valid and binding obligation of Lufkin, enforceable against Lufkin in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equitable principles).

5.3 No Conflicts or Violations»

The execution, delivery and performance of this Agreement by Lufkin and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of Lufkin’s articles of incorporation, bylaws or other organizational documents; (b) violate any Law or any judgment, order, decree, rule or regulation of any Governmental Entity applicable to Lufkin or any of its properties or assets; or (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under or cause any obligation, penalty or premium to arise or accrue under any contract, lease, credit or loan agreement, mortgage, security agreement, indenture or other agreement or instrument to which it is a party, by which it is bound or to which any of its properties or assets is subject (except in the case of clauses (b) and (c) above for any such violations, breaches, defaults or accruals that could not reasonably be expected to have a Lufkin Material Adverse Effect).

5.4 Consents and Approvals»

No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Entity or any other Person (on the part of Lufkin) is required for Lufkin to execute and deliver this Agreement or to perform its obligations hereunder, except for such consents, approvals, waivers or authorizations as have been obtained or such filings, registrations or qualifications as have been accepted as of the date hereof.

5.5 Investment Representation»

Lufkin acknowledges that the sale and transfer of the Stock by the Seller hereunder has not been and will not be registered under the Securities Act of 1933, as amended, or under any state securities laws, that the Stock will be transferred in a transaction exempt from the registration requirements under such act, and that the Stock may not be further transferred by Lufkin except pursuant to an effective registration under such act or in a transaction exempt from such registration requirements.  Lufkin is acquiring the Stock hereunder for its own account for investment purposes and not with the intention of distributing the Stock.

5.6 Liability for Fees»

Lufkin has not employed or retained any investment banker, broker, agent, finder or other party, or incurred any liability or obligation, contingent or otherwise, for brokers’ or finders’ fees, advisory fees or commissions, with respect to the transactions contemplated by this Agreement for which any Seller shall have any responsibility.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1 Further Assurances»

The Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Lufkin such bills of sale, assignments and other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel for Lufkin, as shall be necessary to vest in Lufkin all the right, title and interest in and to the Stock free and clear of all Encumbrances.  Each Party shall use his or its best efforts to cause to be taken such other actions as may be required to more effectively implement and carry into effect the transactions contemplated by this Agreement.

6.2 Covenant Not to Compete With the Business»

(a) For a period of five (5) years immediately following the Closing Date (the “Restricted Period”), the Seller shall not, either directly or indirectly, anywhere in the world:

(i) accept employment with, work for, or provide services to any person or entity that is engaged in the business of bearing design, bearing manufacture, rotor dynamics analysis, and the repair and refurbishment of rotating equipment such as compressors, expanders and gearboxes without Lufkin’s express written consent;

(ii) divert or take away, or attempt to divert or take away, any customer, Prospective Customer, vendor or supplier of Lufkin;

(iii) solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the preceding six (6) months an employee, officer or director of the Lufkin; or

(iv) take any action to encourage or induce any employee, representative, officer or director of the Lufkin to cease their relationship with Lufkin for any reason.

(b) For the purposes of this Section 6.2, “Prospective Customer” means a third party that is a bona fide potential customer of Lufkin with which Lufkin has had significant contact and conversations regarding the goods and/or services provided by Lufkin.  If the Seller does not know, or should not have reason to know, that a third party with which he is dealing or communicating is a Prospective Customer, upon being made aware that such third party is a Prospective Customer; provided that any dealings, contact or communications with such Prospective Customer prior to being made so aware shall not be deemed to be a violation of this Section 6.2; and provided, further, that if the Seller has already been actually engaged by such Prospective Customer, and would pay any penalty or be subject to any legal liability if he were to terminate his dealings with such Prospective Customer, then the Seller shall promptly so inform Lufkin but shall be permitted to complete the then-current engagement.

(c) The Seller acknowledges and agrees that the non-competition and non-solicitation obligations set forth in this Section 6.2 are both reasonable and necessary to protect Lufkin’s legitimate business interests, including, without limitation, Lufkin’s legitimate interest in protecting its investment in acquiring the Company.  The Seller further acknowledges and agrees that the temporal term, geographic scope, and activity scope of such non-competition and non-solicitation obligations are reasonable and necessary, and should be fully enforced.

(d) Notwithstanding anything to the contrary in this Section 6.2, no action or activity taken or engaged in by the Seller pursuant to and in compliance with the Employment Agreement or any consulting agreement with Lufkin or the Company (a “Consulting Agreement”), as the case may be, shall be deemed to be a violation of this Agreement.

(e) Lufkin acknowledges and agrees that the restrictive covenants set forth in this Section 6.2 and in Section 8 of the Employment Agreement are the sole non-solicitation and non-competition (or similar) covenants to which the Seller is bound, and are in lieu of any covenants implied by law or in equity; provided, however, that if any of such covenants shall be modified by an Arbitrator or court of law, Lufkin may seek enforcement of such modified covenants.

6.3 Release»

(a) As of the Closing Date, the Seller does hereby for himself and his successors and assigns release, acquit and forever discharge Lufkin, the Company, their respective Affiliates, the officers, directors, managers, employees and agents thereof and their respective successors and assigns (collectively, the “Released Parties,” and individually, a “Released Party”) from of any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that the Seller or his Affiliates now has, owns or holds or has at any time previously had, owned or held against the Released Parties or any of them, including, without limitation, all liabilities created as a result of the negligence, gross negligence and willful acts of the Company and its employees and agents, or under a theory of strict liability, existing as of the Closing Date or relating to any action, omission or event occurring on or prior to the Closing Date; provided, however, that this Section 6.3(a) shall not apply to any claims, demands, liabilities, responsibilities, disputes, causes of action or obligations that may arise after the Closing in connection with the failure of any of the Released Parties to perform any of their obligations or covenants, or the breach by any of the Released Parties of any of their representations, warranties, obligations or covenants, hereunder or under any other agreement relating to the transactions contemplated by this Agreement or any other agreement executed and delivered pursuant to this Agreement (including, without limitation, the Employment Agreement, any Consulting Agreement, the Escrow Agreement, the Lease Agreement and the License Agreement).

(b) The Seller represents and warrants that he has not previously assigned or transferred, or purported to assign or transfer, to any Person or entity whatsoever all or any part of any claim, demand, liability, responsibility, dispute, cause of action or obligation released herein.  The Seller covenants and agrees that he will not assign or transfer to any Person or entity whatsoever all or any part of the claim, demand, liability, responsibility, dispute, cause of action or obligation released herein.  The Seller has read and understands all of the provisions of this Section 6.3, and he has been represented by legal counsel of his or its own choosing in connection with the negotiation, execution and delivery of this Agreement.

(c) The release provided by the Seller pursuant to this Section 6.3 shall apply notwithstanding that the matter for which release is provided may relate to the ordinary, sole or contributory negligence, gross negligence, willful misconduct or violation of Law by a released party, including Lufkin and its Affiliates, officers, directors, employees and agents, and to liabilities based on theories of strict liability, and shall be applicable whether or not negligence of the released party is alleged or proven, it being the intention of the Parties to release the released party from and against its ordinary, sole and contributory negligence and gross negligence as well as liabilities based on the willful actions or omissions of the released party and liabilities based on theories of strict liability.

6.4 Tax Matters»

(a) The following provisions shall govern the allocation of responsibility, payment of Taxes and preparation of Tax Returns as between Lufkin and the Seller for certain Tax matters following the Closing Date:

(i) The Seller shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of Lufkin (which approval shall not be unreasonably delayed), the federal, New York and Texas Tax Returns for the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date.  The cost of such preparation and filing has been accrued as a Company expense on the Company Financial Statements.  Lufkin shall cause the Company to make available to the Seller and the Seller’s accountant(s) such reasonable and timely access to Company employees and Company documents and information related to or reasonably necessary for the preparation of such Tax Returns as Seller or Seller’s accountant(s) may reasonably request.

(ii) Lufkin shall prepare or cause to be prepared and file or cause to be filed , subject to the review and reasonable approval of the Seller (which approval shall not be unreasonably delayed) any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date.  With respect to each such Tax Return, Lufkin shall reasonably seek the input of the Seller as part of Lufkin’s preparation thereof.  The Seller shall pay to Lufkin, within fifteen (15) days before the date on which Taxes (as set forth in the applicable Tax Return) are to be paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date.  For purposes of this Section 6.4(a)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

(iii) Notwithstanding the foregoing in this Section 6.4(a) or elsewhere in this Agreement, (A) if Lufkin determines, after reasonable consultation with and review by the Seller and the Seller’s accountant(s) that a Tax Return not previously filed by the Company should be filed by the Company, then Lufkin shall prepare and file or cause to be filed, subject to the review and reasonable approval of the Seller (which approval shall not be unreasonably delayed) any such Tax Return, and (B) in the event Lufkin believes that it is in its best interest to send or file a voluntary disclosure (or send, file or take any similar document or action) (a “Voluntary Disclosure”) with any Governmental Entity relative to Taxes of the Company, then Lufkin shall not do so unless and until the Seller (and the Seller’s accountant(s)) have a reasonable opportunity to review and approve such voluntary disclosure (or similar action) (such approval not to be unreasonably withheld).

(b) To the extent permitted by applicable Law, Lufkin or an Affiliate may carry back, or cause or permit any Affiliate to carry back, for U. S. federal, state, local or non-U. S. Tax purposes to any taxable year or period, or portion thereof, ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period (or portion thereof) occurring on or after the Closing Date, except to the extent that the Seller would be materially adversely affected by such carryback.  To the extent that any liability for which, but for such carryback, the Seller would be liable under Article 8 is thereby reduced or extinguished, the Seller covenants to pay to Lufkin, an amount equivalent to the liability that would otherwise have arisen under Article 8.  Any refunds of Taxes resulting from such carrybacks shall be for the benefit of Lufkin and such Affiliate, and the Seller shall have no entitlement thereto.

(c) Tax Contests and Voluntary Disclosures.  Lufkin shall promptly inform the Seller of the commencement of any audit, examination or proceeding, and any activity with respect to a Voluntary Disclosure (“Tax Contest or Disclosure”) relating in whole or in part to Taxes for which Lufkin may be entitled to indemnity from the Seller hereunder and shall provide the Seller with reasonable detail and information regarding such Tax Contest or Disclosure and with copies of all documents and correspondence relating to such Tax Contest or Disclosure.  With respect to any Tax Contest or Disclosure for which: (i) the Seller acknowledges in writing that the Seller is liable under Article 8 for all Losses relating thereto and (ii) Lufkin reasonably believes that the Seller will indemnify Lufkin for all such Losses, the Seller shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Claim with counsel satisfactory to Lufkin in its reasonable discretion; provided, however, that (x) the Seller shall promptly notify Lufkin in writing of his intention to control such Tax Contest or Disclosure, (y) in the case of a Tax Contest or Disclosure relating to Taxes of the Company for a Tax period beginning before and ending after the Closing Date, the Seller and Lufkin shall jointly control all proceedings taken in connection with any such Tax Contest or Disclosure (each Party to bear the cost of its own counsel and accountants) and (z) if any Tax Contest or Disclosure could reasonably be expected to have an adverse effect on Lufkin, the Company, or any of their Affiliates in any Tax period beginning after the Closing Date, the Tax Contest or Disclosure shall not be settled or resolved without Lufkin’s consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to the Seller of the commencement of any Tax Contest or Disclosure and the Seller does not, within ten (10) Business Days after Lufkin’s notice is given, give notice to Lufkin of his election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligations hereunder of the Seller), the Seller shall be bound by any determination made in such Tax Contest or Disclosure or any compromise or settlement thereof effected by Lufkin, subject to Article 8.  The failure of Lufkin to give reasonably prompt notice of any Tax Contest or Disclosure shall not release, waive or otherwise affect the Seller’s obligations with respect thereto except to the extent that the Seller can demonstrate actual loss and prejudice as a result of such failure.  Lufkin and the Company shall use their reasonable efforts to provide the Seller with such assistance, documents and information as may be reasonably requested by the Seller in connection with a Tax Contest or Disclosure controlled solely or jointly by the Seller.  Notwithstanding the foregoing or in limitation of any other provision in this Agreement, Lufkin shall use commercially reasonable efforts to minimize any Tax liability and potential indemnification obligation of the Seller with respect to any Tax Contest or Disclosure.

(d) Transfer Taxes.  It is understood and agreed that the Seller shall have no responsibility or liability for any Taxes incurred or to be incurred as a result of the distribution of the Distributed Real Property, and that such Taxes shall be the responsibility of Lufkin.

(e) Tax Refunds.  In the event that any tax refund received by Lufkin relates to Taxes of the Company for any period of time that began and ended prior to the Closing, Lufkin shall promptly pay over such refund to the Seller, and in the event that any tax refund relates to a period of time that began prior to the Closing but ended subsequent to the Closing, Lufkin shall promptly pay over a share of such refund to the Seller (such share to be in the same proportion that the pre-Closing portion of the period of time to which such refund relates bears to the entire period of time to which such refund relates).

6.5 No Public Announcement»

None of Lufkin, the Seller or any of their respective Affiliates shall, without the written approval of Lufkin or the Seller, as the case may be, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Person shall be so obligated by Law or any rule or regulation of any securities exchange on which such Person’s securities are listed for or admitted to trading, in which case Lufkin or the Seller, as the case may be, shall be advised and Lufkin and the Seller shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity.

6.6 Expenses»

Except as otherwise provided in this Agreement, Lufkin, the Company and the Seller shall pay its or his costs and expenses incident to the negotiation and preparation of this Agreement and its or his performance of and compliance with all agreements and conditions contained herein on its or his part to be performed or complied with, including fees, expenses and disbursements of legal counsel, investment bankers and independent public accountants.  In particular, it is agreed that the legal fees of Merzbach Law Office, P.C. shall be paid by the Seller and not by the Company.

6.7 Distribution of Property»

It is understood and agreed that prior to the Closing, (i) the Company has contributed the Distributed Real Property (which is described on Schedule 6.7) to Newco, (ii) the Company has distributed or paid to the Seller the assets set forth in Schedule 6.7 (the “Distributed Assets”), including the amount of cash set forth therein and 100% of the equity interests in Newco and (iii) the Company has authorized the distribution to the Seller of the life insurance policy held by the Company on the Seller’s life (which distribution will be finalized upon payment in full of all amounts due and owing under the Company Credit Facilities and termination of the related collateral assignment of such life insurance policy).

6.8 Non-Cash Working Capital»

(a) Within 60 days of the Closing Date, Lufkin shall calculate the actual Non-Cash Working Capital of the Company as of the Closing Date and provide to the Seller a copy of its calculation together with any other information or documents reasonably requested by the Seller with respect to the calculation.  The calculation of the Non-Cash Working Capital of the Company shall be in accordance with GAAP and in a manner consistent with Lufkin’s demonstrable historical practices.

(b) If the Seller disagrees with Lufkin’s calculation of the Non-Cash Working Capital of the Company as of the Closing Date, the Seller may, within twenty (20) days after receipt of the Lufkin’s calculation and documents referred to in Section 6.8(a), deliver a notice to Lufkin disagreeing with such calculation and setting forth the Seller’s calculation of the Non-Cash Working Capital of the Company as of the Closing Date.  Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees.

(c) If a notice of disagreement shall have been delivered by the Seller  pursuant to Section 6.8(b), Lufkin and the Seller shall, during the fifteen (15) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts and the Non-Cash Working Capital of the Company as of the Closing Date, which amount shall not be less than the amount shown in Lufkin’s calculation thereof delivered pursuant to Section 6.8(a) nor more than the amount shown in the Seller’s calculation thereof delivered pursuant to Section 6.8(b).  If, during such period, Lufkin and the Seller are unable to reach agreement, then the disputed items shall be resolved pursuant to Arbitration as set forth in this Agreement.

(d) Lufkin and the Seller agree that they will, and will cause their respective independent or internal accountants to, cooperate and assist in the determination of the Non-Cash Working Capital of the Company as of the Closing Date, including without limitation by making books, records, work papers and personnel available to the extent necessary.

(e) Except as set forth on the attached Schedule 6.8(e), which shall be included in making the following calculation, to the extent it is agreed by Lufkin and the Seller, or determined pursuant to Arbitration, that (i) the actual Non-Cash Working Capital of the Company as of the Closing Date was less than $800,000 (the “Deficit”), then Lufkin shall be permitted to payment of the amount of the Deficit from the Escrow Account (and the Seller will execute and deliver such authorization as is required under the Escrow Agreement to effect such payment), or (ii) the actual Non-Cash Working Capital of the Company as of the Closing Date was greater than $800,000 (the “Excess”), then Lufkin shall pay to the Seller the amount of the Excess, by wire transfer of immediately available funds to an account designated by the Seller, within five (5) days of Lufkin and the Seller reaching agreement or the determination pursuant to Arbitration of the Excess or the Deficit.

6.9 Payment of Obligations; Guaranty»

It is understood and agreed that at or prior to the Closing, Lufkin shall pay in full, and upon the Closing Lufkin shall be solely responsible for, all RMT Obligations. Further, in connection with the payment of the RMT Obligations, Lufkin shall obtain, and the Seller shall provide such assistance as is reasonably necessary for Lufkin to obtain, the termination and release of any personal guarantee of the Seller with respect to any RMT Obligations (a “Nicholas Guaranty”).

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS

The representations and warranties of the Seller and Lufkin contained herein shall survive the Closing until and through the date that is 18 months after the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 3.5, 4.24 and 5.6 (Liability for Fees), Section 3.6 (Status), Section 3.7 (Retained Control), Section 4.11 (Intellectual Property) and Section 4.19 (Environmental) shall survive until and through the date that is three years after the Closing Date, (b) the representations and warranties set forth in Section 4.17 (Taxes) shall survive until and through the date that is thirty days after the expiration of the applicable statute of limitations (including extensions) for each Tax and taxable year and (c) the representations and warranties set forth in Sections 3.1, 4.3 and 5.2 (Authority; Authorization; Enforceability), Sections 3.2, 4.4 and 5.3 (No Conflicts or Violations), Section 3.4 (Title to Stock) and Section 4.2 (Capitalization) shall survive indefinitely.

The covenants and agreements in this Article 7 and in Article 8 shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any claim made in accordance with Article 8 with respect to any representation, warranty, covenant or agreement contained herein during the survival period thereof, and the covenants and agreements set forth elsewhere in this Agreement shall survive the Closing for (x) the time period(s) set forth with respect to such covenant or agreement, or (y) if no time period is specified, without any contractual limitation on the period of survival.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification by the Seller»

Except as otherwise limited by Article 7 and this Article 8, the Seller agrees to indemnify, defend and hold harmless Lufkin, each of its Affiliates, each of their respective officers, directors, employees, agents, and controlling Persons and each of their respective successors and assigns (collectively, the “Lufkin Indemnitees”) from, against and in respect of any liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, reasonable attorneys’ fees and expenses and all fees and expenses of consultants and other professionals)) actually suffered, incurred or realized by any such party (collectively, “Losses”), arising out of, resulting from or relating to any breach of any representation or warranty made by the Seller or the Company, or any breach of any covenant or agreement undertaken by the Seller, in this Agreement, or any misrepresentation in or omission from the Schedules hereto.

8.2 Indemnification by Lufkin»

Except as otherwise limited by Article 7 and this Article 8, Lufkin agrees to indemnify, defend and hold harmless the Seller, the Seller’s Affiliates and each of their heirs, beneficiaries, successors and assigns (collectively, the “Seller Indemnitees”) from, against and in respect of any Losses arising out of, resulting from or relating to (i) any breach of any representation or warranty, or any breach of any covenant or agreement, made or undertaken by Lufkin in this Agreement or (ii) the RMT Obligations, including any Nicholas Guaranty.

8.3 Limits on Indemnification»

(a) Notwithstanding anything in this Article 8 to the contrary, no Party shall have any indemnification obligation hereunder to the extent that a claim for indemnification is related to a representation, warranty or covenant for which the survival period specified in Article 7 has expired and is made after such expiration.  For the avoidance of doubt, it is understood and agreed that the expiration of the survival period with respect to any particular representation, warranty or covenant shall have no effect upon a claim for indemnification related to such representation, warranty or covenant that was properly made prior to such expiration, and the Party making such claim may pursue such claim as set forth in this Agreement until it is resolved or abandoned.

(b) Notwithstanding anything in this Article 8 to the contrary, no Lufkin Indemnitee shall be entitled to indemnification from the Seller pursuant to Section 8.1 until such time as the cumulative, aggregate amount of Losses suffered by such Lufkin Indemnitee exceeds $25,000 (the “Deductible”), after which time such Lufkin Indemnitee shall be entitled to indemnification for the full amount of Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to any claims based on the fraud, intentional misconduct or gross negligence of the Seller or to any claims based on any breach by the Seller of any representation or warranty contained in Section 4.2, 4.3, 4.4 or 4.17 or of any of his covenants or agreements contained herein.

(c) Notwithstanding anything in this Article 8 to the contrary, no Seller Indemnitee shall be entitled to indemnification from Lufkin pursuant to Section 8.2 until such time as the cumulative, aggregate amount of Losses suffered by such Seller Indemnitee exceeds the Deductible, after which time such Seller Indemnitee shall be entitled to indemnification for the full amount of Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to any claims based on the fraud, intentional misconduct or gross negligence of Lufkin or to any claims based on any breach by Lufkin of any representation or warranty contained in Section 5.2 or 5.3 or of any of its covenants or agreements contained herein.

(d) The Seller shall not be liable for indemnification obligations under this Article 8 in the aggregate in excess of an amount equal to $6,125,000; provided, however, that the limitation set forth in this Section 8.3(d) shall not apply to any claims based on the fraud, intentional misconduct or gross negligence of the Seller or to any claims based on any breach by the Seller of any representation or warranty contained in Section 4.2, 4.3, 4.4 or 4.17 or of any of his covenants or agreements contained herein.

(e) For purposes of calculating the aggregate amount of Losses claimed by a Party entitled to receive indemnification hereunder (an “Indemnitee”), the amount of each Loss shall be reduced by the amount of any third-party insurance benefits which the Indemnitee received in respect of or as a result of such Losses, less the reasonable costs incurred by the Indemnitee to recover those insurance benefits to the extent such costs are not otherwise recovered.  If a Lufkin Indemnitee has been paid out of the Escrow Account  pursuant to the terms hereof and of the Escrow Agreement, and such Lufkin Indemnitee later receives insurance benefits with respect to the same Loss giving rise to the payment out of the Escrow Account, then the amount of such insurance benefits shall: (i) if the Escrow Agreement is effective, be deposited in the Escrow Account and then paid out in accordance with the terms of the Escrow Agreement or (ii) if the Escrow Agreement is no longer effective, be paid to the Seller.

8.4 Procedure»

Subject to the limitations set forth in Article 7 and this Article 8, all claims for indemnification under this Article 8 shall be asserted and resolved as follows:

(a) An Indemnitee shall promptly give a Party obligated to indemnify an Indemnitee hereunder (an “Indemnitor”) written notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating with reasonable particularity the nature of such matter, the amount of the Loss, if known, and the method of computation thereof.  Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period or to the extent such notice shall not have been sent within the time limitations set forth in Article 7 hereof.

(b) The obligations and liabilities of an Indemnitor under this Article 8 with respect to Losses arising from claims or actions of any third party that are subject to the indemnification provided for in this Article 8 (“Claims”) shall be governed by and contingent upon the following additional terms and conditions.  If an Indemnitee shall receive notice of any Claim, the Indemnitee shall give the Indemnitor written notice of such Claim (such notice to include the information set forth in Section 8.4(a)) as promptly as possible (and, if applicable, within ten (10) days of the service of any citation or summons).  The Indemnitor may, at its option, assume and control the defense of such Claim at the Indemnitor’s expense and through counsel of the Indemnitor’s choice reasonably acceptable to the Indemnitee.  In the event the Indemnitor assumes the defense against any such Claim as provided above, the Indemnitee shall have the right to participate (at its own cost) in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and any investigation and trial and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor.  The Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof; provided that the fees and expenses of such separate counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been specifically approved in writing by the Indemnitor (such approval not to be unreasonably withheld in light of any circumstances described in clause (ii) or (iii) of this sentence), (ii) the named parties to any such Claim (including any impleaded parties) include both the Indemnitee and the Indemnitor, and (iii) the Indemnitee shall have been advised by such counsel that there is one or more legal defenses available to it that are different from or additional to those available to the Indemnitor.  In any such case, the Indemnitor shall not, in connection with any one action or separate but substantially similar or related action in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) for the Indemnitee.  In the event the Indemnitor does not elect to conduct the defense against any such Claim, (i) the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to the Indemnitee on a reasonable basis all such witnesses, records, materials and information in the Indemnitor’s possession or under the Indemnitor’s control relating thereto as is reasonably required by the Indemnitee and (ii) the Indemnitee shall keep the Indemnitor reasonably informed regarding the progress of the defense against such Claim and shall not compromise or settle any such Claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld.  Except for the settlement of a Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Claim may be settled without the written consent of the Indemnitee, which shall not be unreasonably withheld.

8.5 Payments»

(a) Any payment by the Seller required under this Article 8 to be made to a Lufkin Indemnitee shall be paid (i) first, if any sum remains in the Escrow Account, out of the Escrow Account, subject to the terms of the Escrow Agreement, and (ii) second, if no sum remains in the Escrow Account, by the Seller in cash, by wire transfer of immediately available funds to an account designated by Lufkin.

(b) Any payment by Lufkin required under this Article 8 to be made to a Seller Indemnitee shall be paid Lufkin in cash, by wire transfer of immediately available funds to an account designated by the Seller.

8.6 Failure to Pay Indemnification»

If and to the extent an Indemnitee shall make written demand upon the Indemnitor for indemnification for which amounts are due and payable pursuant to this Article 8 and the Indemnitor shall refuse or fail to pay in full within ten Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses.  Nothing contained herein is intended to limit or constrain the Indemnitee’s rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

8.7 Express Negligence»

THE INDEMNITIES SET FORTH IN THIS ARTICLE 8 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS’ EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

8.8 Exclusive Remedy»

FROM AND AFTER THE CLOSING, IN THE ABSENCE OF FRAUD, INTENTIONAL MISREPRESENTATION OR GROSS MISCONDUCT, THE REMEDIES OF THE PARTIES SPECIFICALLY PROVIDED FOR BY THIS ARTICLE 8 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR ALL MATTERS COVERED BY THIS AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF IN CONNECTION WITH ANOTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT.  IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, DIMINUTION IN VALUE, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR CONCURRENT), STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 8.8 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE 8 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 8.

8.9 Tax Treatment of Indemnity Payments»

Each Party, to the extent permitted by applicable law, agrees to treat any payments made pursuant to this Article 8 as adjustments to the consideration payable for the Stock for all federal and state income and franchise Tax purposes.

ARTICLE 9
MISCELLANEOUS

9.1 Notices»

All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery or (d) by prepaid registered or certified first-class mail, return receipt requested:

If to the Seller, to:

John C. Nicholas, Ph.D.
4212 Donovan Road
Wellsville, New York 14895
Phone: (585) 593-5939

With a copy to:

Merzbach Law Office, P.C.
73 State Street
Rochester, New York 14614
Attention: Steven Y. Solomon
Phone: (585) 278-9353

If to Lufkin, to:

Lufkin Industries, Inc.
601 South Raguet
Lufkin, TX 75904
Attention: General Counsel
Phone: (936) 634-2211

With a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Mike O’Leary
Phone:  (713) 220-4360

or to such other address and to the attention of such other Person as any Party may designate by written notice given in accordance with the provisions hereof.  Any notice sent by overnight delivery service shall be deemed to have been given and received on the next Business Day following delivery of such notice to such delivery service and any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

9.2 Specific Performance»

It is specifically understood and agreed that any breach by a Party of the provisions of this Agreement is likely to result in irreparable harm to the non-breaching Party and that an action at Law for damages alone will be an inadequate remedy for such breach.  Accordingly, in addition to any other remedy that may be available to it, in the event of breach or threatened breach by a Party of the provisions of this Agreement, including, without limitation, Section 6.2, the non-breaching Party shall be entitled to enforce the specific performance of this Agreement by the breaching Party and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of providing actual damages, and such other relief as the court may allow.

9.3 Assignment and Successors»

Except as specifically contemplated by this Agreement, no Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that Lufkin may assign its rights and obligations in this Agreement to an Affiliate of Lufkin, but Lufkin shall remain jointly and severally liable for its duties and obligations hereunder.  This Agreement shall inure to the benefit of, be binding upon and be enforceable by the Parties and their respective successors and assigns.

9.4 Entire Agreement; Amendment»

This Agreement and the Schedules hereto constitute the entire agreement and understanding among the Parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, among the Parties relating to the subject matter hereof.  This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Lufkin and the Company and by the Seller.

9.5 Governing Law»

This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Texas, without regard to choice of law rules.

9.6 Waiver»

The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

9.7 Severability»

Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.8 No Third-Party Beneficiaries»

Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any Party, it being the intention of the Parties that no Person shall be deemed a third-party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

9.9 Arbitration»

(a) Except for injunctive relief that a Party may seek in any court having jurisdiction, the Parties shall first make a good faith effort to resolve any and all disputes, controversies or claims (legal, equitable, tort, or statutory) between any of the Parties that arise out of or relate to this Agreement or the other agreements contemplated hereby (collectively, “Disputes”).  If the Parties, having negotiated in good faith for 30 days, shall be unable to resolve a Dispute, the Parties shall next submit the Dispute to nonbinding mediation.  If the Parties are unable to resolve the Dispute in mediation, then the Parties shall resolve the Dispute through binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with, to the extent permitted by applicable law, the following, which shall have controlling priority in the order listed:  (i) the arbitration provisions in this Agreement, (ii) the AAA Commercial Arbitration Rules (“AAA Rules”), (iii) the Federal Arbitration Act (Title 9 of the United States Code); and (iv) to the extent (i), (ii) or (iii) are inapplicable, unenforceable or invalid, the laws of the State of Texas.

(b) Commencement of Arbitration.  An arbitration proceeding is commenced by one Party serving a notice (an “Arbitration Notice”) on another Party (with a copy to the AAA in accordance with the AAA Rules) in accordance with the notice provisions set forth in Section 9.1.  The Arbitration Notice shall contain a reasonably detailed description of the Dispute and the remedy sought.

(c) Selection of Arbitrator.  The arbitration shall be conducted by one (1) neutral arbitrator whom the arbitration parties will choose, via the “alternate strike” process set forth below, from an initial list the AAA provides of eleven (11) persons whom the AAA deems meet the criteria of being a practicing attorney with experience in the area of mergers and acquisitions (the “Arbitrator List”).  By 5:00 p.m. Houston, Texas time on the fifth Business Day after receipt of the Arbitrator List from the AAA, the responding party shall strike one arbitrator by faxed letter or email to the claiming party in accordance with the notice provisions set forth in Section 9.1.  By 5:00 p.m. Houston, Texas time the following Business Day, the claiming party shall strike one arbitrator by faxed letter or email to the responding party in accordance with the notice provisions set forth in Section 9.1.  Thereafter, the arbitration parties shall continue alternating in striking one arbitrator from the Arbitrator List each Business Day by 5:00 p.m. Houston, Texas time until one person remains on the list, who will be the arbitration parties’ chosen arbitrator for the arbitration (the “Arbitrator”).  If an arbitration party fails to communicate a strike in a timely fashion, that strike shall be forfeited and it shall be made by the other arbitration party by its making two strikes by its deadline for its next strike.  If the arbitrator selected by this process cannot serve for any reason, then within five Business Days of being notified the selected arbitrator cannot serve, the arbitration parties will attempt to agree on an alternative method for selecting an arbitrator.  If no agreement is reached within such five Business Days, the arbitration parties will request the AAA to issue a new list of eleven (11) arbitrators and the striking process set forth herein will be repeated to select the Arbitrator.

(d) Governing Law And Rules.  The Arbitrator is empowered to resolve Disputes by summary rulings in accordance with the standards followed by Texas courts for motions to dismiss or summary judgments.  Except for claims brought under federal law, in which event federal laws and federal common laws and statute of limitations shall govern, all Disputes shall be governed by, and the Arbitrator shall resolve all Disputes in accordance with, the internal laws of the State of Texas (including the statutes of limitations governing under Texas laws), without regard to choice of law rules.  The Arbitrator may grant any remedy or relief available under the applicable law that the Arbitrator deems just and equitable or that the Arbitrator deems necessary to make effective the award, provided that in no event may the Arbitrator award special, incidental, consequential, punitive or exemplary damages, and the Parties agree that they waive their right to all special, incidental, consequential, punitive or exemplary damages that may arise from circumstances giving rise to a Dispute.  The Arbitrator shall award pre- and post-decision interest on all amounts awarded in accordance with pre- and post-judgment interest rules and statutes of the State of Texas.

(e) Discovery.  After appointment of the Arbitrator, the arbitration parties may conduct discovery, including taking of depositions and requesting production of documents, that is directly relevant to the Dispute.  The Arbitrator and AAA are empowered to enforce this discovery provision and impose sanctions for or provide protection against discovery abuses as the Arbitrator or AAA deem just and necessary.

(f) Commencement of Hearing.  To the maximum extent possible, the arbitration parties, the AAA and the Arbitrator shall take all action necessary to require that an arbitration proceeding and hearing be concluded within 180 days of the Arbitration Notice being filed with the AAA.

(g) Venue.  Unless the arbitration parties agree in writing otherwise, arbitration of Disputes shall be conducted in Houston, Harris County, Texas.

(h) Decision.  The Arbitrator shall have thirty days from the conclusion of the hearing or any post-hearing motions in which to render a decision.  Unless the arbitration parties agree in writing or on the record otherwise, the decision shall be a written opinion and shall be in the form of a findings of fact and conclusions of law setting forth the bases for the opinion reached.

(i) Fees and Costs.  The arbitration parties shall initially each pay 50% of the costs of the arbitration proceedings;  provided, however, that the Arbitrator shall award the substantially prevailing arbitration party the reasonable and necessary attorneys’ fees and expenses the substantially prevailing arbitration party incurred in connection with resolving the Dispute, and the Arbitrator shall assess all arbitration costs, including the Arbitrator’s fees and costs, against the arbitration party not substantially prevailing.  If the Arbitrator deems that neither arbitration party substantially prevailed on the Disputes submitted, the Arbitrator may decide that each arbitration party shall bear its own attorneys’ fees and costs and that each arbitration party shall pay equally the arbitration expenses and the Arbitrator’s fees and expenses.

(j) Finality.  All decisions by the Arbitrator or AAA shall be binding on the arbitration parties and shall not be subject to review or appeal.  All Disputes decided shall have res judicata or collateral estoppel effect in accordance with governing law.

(k) Survival.  The arbitration provisions in this Section 9.9 shall survive any termination, amendment or expiration of this Agreement and they shall be effective and binding upon a Party and its successors and assigns notwithstanding a bankruptcy filing.

(l) Confidentiality.  Each Party agrees that all Disputes and all matters conducted, decided or settled in connection with arbitrating a Dispute, including discovery and the arbitration hearing, shall be kept strictly confidential, except to the extent applicable law, a Party’s legal obligations or a Party’s legal position asserted in such arbitration requires disclosure of such information, and except that a Party may disclose any such information to its legal and financial advisors.

9.10 Counterparts»

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, whether such delivery is by physical delivery or by means of a facsimile or portable document format (pdf) transmission, it being understood that all Parties need no sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

LUFKIN:

LUFKIN INDUSTRIES, INC.

By:   /s/ Christopher L. Boone
Name:  Christopher L. Boone
Title:  Vice President, Treasurer and Chief Financial Officer

COMPANY:

ROTATING MACHINERY TECHNOLOGY, INC.

By:   /s/ John C. Nicholas
Name:  John C. Nicholas, Ph.D.
Title:  President

SELLER:

JOHN C. NICHOLAS

/s/ John C. Nicholas